EXHIBIT 99.1



Gately & Associates, LLC              Certified Public Accountants
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November 13, 2000


Mintmire & Associates
c/o Bradley F.  Rothenburg
265 Sunrise Avenue, Suite 204
Palm Beach, FL   33480


Dear Bradley,

This letter is to inform you that the financial statements for Platinumb & Gold, Inc. can not be completed by the company's accountant by November 14, 2000 without undue hardship and expense. Please extend the filing date for the financial statement date September 30, 2000.



Sincerely,

James P.  Gately